EXHIBIT 6.3

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is entered into as of January [__], 2020 and effective as of January [__], 2020 by and between The Neighborhood Investment Company (NICO), Inc., a Delaware corporation (the “Sponsor”), and Nico Asset Management LLC, a Delaware limited liability company (the “Manager”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in that certain Management Agreement by and among Nico Echo Park, Benefit Corp., a Maryland benefit corporation (the “Company”), Nico Echo Park Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”) and the Manager dated as of the date hereof (as the same may be amended from time to time, the “Management Agreement”).

WHEREAS, the Company is a newly organized Maryland benefit corporation formed to acquire and manage a portfolio of commercial real estate properties;

WHEREAS, pursuant to the Management Agreement, the Company and the Operating Partnership have retained the Manager to administer the business activities and day-to-day operations of the Company and the Operating Partnership and to perform services for the Company and the Operating Partnership in the manner and on the terms set forth in the Management Agreement and the Manager has agreed to be retained to provide such services; and

WHEREAS, the Sponsor has agreed to provide the Manager with the personnel, services and resources necessary for the Manager to perform its obligations and responsibilities under the Management Agreement in exchange for the payment to the Sponsor of the fees and expense reimbursements paid to the Manager under the terms of the Management Agreement.

NOW THEREFORE, the Sponsor and the Manager hereby agree as follows:

1.                  Services. Upon the Manager’s request, the Sponsor hereby agrees to provide the Manager with the personnel, services and resources necessary for the Manager to perform the services and activities for the Company and the Operating Partnership pursuant to the Management Agreement, including, without limitation, the services and activities described on Exhibit A attached hereto (the “Services”), in consideration of the payment of the fees described in Section 3 hereof, during the term of this Agreement. The Sponsor hereby agrees not to take any actions in contravention of, or that could cause the Manager to be in breach of, the Management Agreement.

2.                  Term and Termination.

(a)               This Agreement shall commence on the date hereof and, unless sooner terminated in accordance with the terms hereof or by mutual written consent of the parties, shall remain in effect for so long as the Management Agreement is in effect.

(b)               The Manager may terminate this Agreement immediately upon written notice to the Sponsor if the Sponsor: (i) becomes the subject of a petition in bankruptcy which is not withdrawn or dismissed within 60 days thereafter; (ii) makes an assignment for the benefit of creditors; or (iii) breaches any material obligation under this Agreement and fails to cure such breach within 30 days after delivery of notice thereof by the Manager.

(c)               The Sponsor may terminate this Agreement immediately upon written notice to the Manager if the Manager breaches any material obligation under this Agreement and fails to cure such breach within 30 days after delivery of notice thereof by the Sponsor.

3.                  Fees and Expenses.

(a)               The Manager shall reimburse the Sponsor for the costs and expenses of the Sponsor and its Affiliates incurred on behalf of the Manager, the Company or the Operating Partnership, as applicable, under this Agreement. Costs and expenses incurred by the Sponsor on behalf of the Manager shall be reimbursed in cash monthly to the Sponsor, but only to the extent such reimbursable expenses are payable by the Company or the Operating Partnership pursuant to the Management Agreement.

(b)               In addition to the reimbursement set forth in Section 3(a), the Manager shall pay to the Sponsor an amount equal to the reimbursable Formation and Offering Expenses, the Acquisition Fee, the Asset Management Fee and any other fees or expense reimbursements received by the Manager from the Company or the Operating Partnership under the terms of the Management Agreement. The Manager shall pay the Sponsor the amount of any fees or expense reimbursements in cash within five Business Days after the date of payment of such fees (or any portion or installment of such fees) by the Company or the Operating Partnership to the Manager under the terms of the Management Agreement.

4.                  Standard of Care. The Sponsor shall use its commercially reasonable best efforts in the timely provision of the Services to be rendered hereunder and shall cooperate with the Manager in connection with the provision of such Services to the Company and the Operating Partnership. The parties will consult with each other in good faith, as required, with respect to the furnishing of, and payment for, special or additional services, extraordinary items and the like.

5.                  Representations and Warranties

(a)               The Sponsor hereby represents and warrants to the Company and the Operating Partnership as follows:

(i)                 The Sponsor is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The Sponsor has the power and authority under its organizational documents to own and operate its assets and to carry on its business as proposed to be conducted, to execute, deliver and perform this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party.

(ii)              The execution and delivery by the Sponsor of this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party, the performance by the Sponsor of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of the Sponsor and will not violate any provision of law, any order of any court or other agency of government, the certificate of incorporation of the Sponsor or any other organizational document of the Sponsor.

(iii)            This Agreement has been duly executed and delivered by the Sponsor and constitutes the legal, valid and binding obligations of the Sponsor, enforceable against the Sponsor in accordance with its terms, except as the enforceability hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

(iv)             The Sponsor has received and carefully reviewed a copy of the Management Agreement.

(b)               The Manager hereby represents and warrants to the Sponsor as follows:

(i)                 The Manager is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Manager has the power and authority under its organizational documents to own and operate its assets and to carry on its business as proposed to be conducted, to execute, deliver and perform this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party.

(ii)              The execution and delivery by the Manager of this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party, the performance by the Manager of its obligations hereunder and thereunder have been duly authorized by all requisite limited liability company action on the part of the Manager and will not violate any provision of law, any order of any court or other agency of government, the certificate of formation of the Manager or any other organizational document of the Manager.

(iii)            This Agreement has been duly executed and delivered by the Manager and constitutes the legal, valid and binding obligations of the Manager, enforceable against the Manager in accordance with its terms, except as the enforceability hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

6.                  Confidential Information.

(a)               The Sponsor acknowledges that the information and knowledge obtained in the course of its performance of the Services relating to the Company’s, the Operating Partnership’s or the Manager’s business (the “Confidential Information”) are of a confidential nature. The Sponsor shall, and shall ensure that its employees, use commercially reasonable efforts to take all actions necessary and appropriate to preserve the confidentiality of the Confidential Information and prevent (i) the disclosure of the

Confidential Information to any person other than employees of the Sponsor who have a need to know of it in order to perform their duties hereunder; and (ii) the use of the Confidential Information other than in connection with the performance of its duties hereunder.

(b)               The foregoing provision shall not apply to Confidential Information that (i) has been disclosed to the public by the Company, the Operating Partnership or the Manager, as applicable, (ii) otherwise entered the public domain through lawful means, (iii) was or is disclosed to the Sponsor by a third party and which to the knowledge of the Company or the Operating Partnership after investigation, is not subject to an obligation of confidentiality to the Sponsor, (iv) was known by the Sponsor prior to its receipt from the Company, the Operating Partnership or the Manager, as applicable, (v) was developed by the Sponsor independently of any disclosures previously made by the Company, the Operating Partnership or the Manager, as applicable to the Sponsor of such information, (vi) is required to be disclosed by the Sponsor in connection with any judicial, administrative or other governmental proceeding involving the Company, the Operating Partnership, the Manager, or the Sponsor, or any of their affiliates or employees (whether or not such proceeding involves third parties) relating to the Services or this Agreement, provided that the Sponsor first give written detailed notice thereof to the Company, the Operating Partnership or the Manager, as applicable, as soon as possible prior to such disclosure, unless notice would be unlawful, or (vii) is disclosed in good faith by the Sponsor in the ordinary course of carrying out its duties hereunder.

7.                  Limitation on Liability; Indemnification.

(a)               The Sponsor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith. The Sponsor and its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing advisory or sub-advisory services to the Sponsor, will not be liable to the Manager or the Manager’s stockholders, partners or members for any acts or omissions by any such Person (including errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process) performed in accordance with and pursuant to this Agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Sponsor, its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing advisory or sub-advisory services to the Sponsor (each, a “Sponsor Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (collectively “Losses”) incurred by the Sponsor Indemnified Party in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Manager or its security holders) arising from any acts or omissions of such Sponsor Indemnified Party performed in good faith under this

Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Sponsor Indemnified Party under this Agreement.

(b)               The Sponsor shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, and the directors, officers, stockholders, partners or members of the Manager (each, a “Manager Indemnified Party” and, together with a Sponsor Indemnified Party, an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Sponsor constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Sponsor under this Agreement or (ii) any claims by the Sponsor’s employees relating to the terms and conditions of their employment by the Sponsor. The Sponsor hereby agrees that from the date hereof until the termination of this Agreement, the Sponsor shall maintain errors and omissions and other customary insurance coverage in such amounts and with such carriers as determined by the Sponsor, in its sole discretion.

(c)               In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have hereunder, except to the extent such failure actually materially prejudices the indemnifying party. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party. The Indemnified Party will be entitled to participate but, subject to the next sentence, not control, the defense of any such action, with its own counsel and at its own expense. Such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided, that (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 7 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 7.

(d)               The Manager acknowledges that the duties owed by the Sponsor to the Manager are contractual in nature and governed by the terms of this Agreement and that the Sponsor shall owe no fiduciary duties to the Manager or its members.

(e)               The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement.

8.                  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other parties hereto, and any such unauthorized assignment or transfer will be void. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.                  Additional Documents. From time to time after execution of this Agreement, the parties hereto will, without additional consideration, execute and deliver such further documents and take such further action as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement.

10.                Entire Agreement. This Agreement contains the entire understanding between the parties and shall not be modified except in writing by the parties hereto. Furthermore, this Agreement supersedes any prior understandings and written or oral agreements between them respecting the subject matter of this Agreement.

11.                Title and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

12.                Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

The Sponsor:	The Neighborhood Investment Company (NICO), Inc.
c/o Max Levine
1115 W. Sunset Blvd., #801
Los Angeles, CA 90012

The Manager:	Nico Asset Management LLC
c/o Max Levine
1115 W. Sunset Blvd., #801
Los Angeles, CA 90012

with a copy to:	Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Attention: Mark Schonberger, Esq.
Fax: (212) 355-3333

13.              Severability. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

14.              GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (I) THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA (WESTERN DIVISION), OR (II) SOLELY TO THE EXTENT THERE IS NO APPLICABLE FEDERAL JURISDICTION OVER SUCH DISPUTE OR MATTER, IN THE CIRCUIT COURT FOR LOS ANGELES COUNTY, CALIFORNIA FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

15.              WAIVER OF JURY TRIAL.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

16.              Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Support Agreement as of the date first written above.

THE NEIGHBORHOOD INVESTMENT COMPANY (NICO), INC.

By:	/s/ Max Levine
Name: Max Levine
Title: Chief Executive Officer

NICO ASSET MANAGEMENT LLC

By:	/s/ Max Levine
Name: Max Levine
Title: Chief Executive Officer

[Signature Page to Support Agreement]

EXHIBIT A

DESCRIPTION OF SERVICES

The Sponsor will provide the Manager with the personnel, services and resources necessary for the Manager to comply with its obligations and responsibilities under the Management Agreement, which include responsibility for the day-to-day operations of the Company and the Operating Partnership and performance of such services and activities relating to the investments and operations of the Company and the Operating Partnership as may be appropriate, including without limitation those services and activities listed in Article 3 of the Management Agreement.

A-1